Exhibit (4.2)

JOHNSON OUTDOORS INC.
2003
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of [DATE] between Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), and [NAME] (the “Director”).

RECITALS

WHEREAS, the Company has in effect the Johnson Outdoors Inc. 2003 Non-Employee Director Stock Ownership Plan (the “Plan”), which provides for the issuance of shares of the Company’s Class A Common Stock, $0.05 par value (the “Common Stock”), to a participant on the date the participant is first elected or appointed as a director of the Company and on the first business day following each annual meeting of shareholders, subject to certain restrictions on the transfer of the Common Stock as specified in the Plan (the “Restricted Stock”); and

WHEREAS, the Company and the Director desire to memorialize the grant of Restricted Stock made to the Director under the Plan,

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as set forth below.

AGREEMENT

1.	Awards of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Director is hereby awarded [NUMBER] shares of Restricted Stock.

2.	Non-Transferability of Stock Awards.

a)	The shares of Restricted Stock that have been awarded to the Director are not assignable, alienable, saleable or otherwise transferable by the Director until the Director ceases for any reason to serve on the Board of Directors of the Company (the “Board”). Notwithstanding the preceding sentence, the following transfers or other dispositions will not be deemed to be a violation of the transfer restrictions set forth herein:

A gift or other transfer of the shares of Restricted Stock issued to (i) any trust or other estate in which the Director has a substantial beneficial interest or as to which the Director serves as a trustee or in a similar capacity or (ii) any relative or spouse of the Director, or any relative of such spouse, who has the same home as the Director, which in either case would not change the Director’s beneficial ownership of the shares of Restricted Stock for purposes of reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended; provided, that any shares of Restricted Stock transferred by gift or otherwise pursuant to this paragraph will continue to be subject to the non-transfer restrictions of this Section as though such shares of Restricted Stock are held by the Director.

b)	In addition to any legends placed on certificate(s) for shares of Restricted Stock under Section 3 hereof, the Board may require that the certificate(s) representing the Restricted Stock bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions on transfer set forth in the Johnson Outdoors Inc. 2003 Non-Employee Director Stock Ownership Plan and a Restricted Stock Agreement dated [DATE] between Johnson Outdoors Inc. and the registered owner hereof. A copy of such plan and agreement may be obtained from the Secretary of Johnson Outdoors Inc.”

When the restrictions imposed by this Section 2 terminate, the Director shall be entitled to have the foregoing legend removed from the certificate(s) representing the shares of Restricted Stock.

3.	Transfer After Lapse of Restrictions; Securities Law Restrictions. Except as otherwise provided herein, the shares of Restricted Stock subject to this Agreement shall become free of the restrictions of Section 2 hereof and thereafter be freely transferable by the Director in accordance with the terms specified in Section 2 hereof and in the Plan. Notwithstanding the foregoing or anything to the contrary herein, the Director agrees and acknowledges with respect to any shares of Restricted Stock subject to this Agreement that have not been registered under the Securities Act of 1933, as amended (the “Act”), that (i) the Director will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (ii) a legend will be placed on the certificate(s) for the Restricted Stock to such effect.

4.	Voting Rights; Dividends and Other Distributions.

a)	While the shares of Restricted Stock are subject to restrictions under Section 2 hereof, the Director may exercise full voting rights with respect to such shares of Restricted Stock.

b)	While the shares of Restricted Stock are subject to the restrictions under Section 2 hereof, the Director shall be entitled to receive all dividends and other distributions paid with respect to the shares of Restricted Stock.

5.	Interpretation by the Board. The Director agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Board, in its sole discretion, and that any interpretation by the Board of the terms of this Agreement or the Plan and any determination made by the Board under this Agreement or the Plan shall be final, binding and conclusive.

6.	Miscellaneous.

a)	This Agreement shall be governed and construed in accordance with the internal laws of the State of Wisconsin.

b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

c)	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Director, a designated beneficiary and the personal representative(s) and heirs of the Director.

d)	The federal tax consequences of this award are as noted in __________________.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and the year first above written.

JOHNSON OUTDOORS INC.

By:	Kevin J. Mooney Vice President of Human Resources

By:	Director

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